Exhibit 10.3

EXECUTION

AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 1, dated as of July 12, 2002, entered into by and among Congress Financial Corporation (Western), a California corporation (“Lender”), Central Garden & Pet Company, a Delaware corporation (“CG&Pet”), Matthews Redwood and Nursery Supply, Inc., a California corporation (“Matthews”), Four Paws Products, Ltd., a New York corporation (“Four Paws”), Kaytee Products Incorporated, a Wisconsin corporation (“Kaytee”), T.F.H. Publications, Inc., a Delaware corporation (“T.F.H.”), Norcal Pottery Products, Inc., a California corporation (“Norcal”) and Wellmark International, a California corporation (“Wellmark”, and together with CG&Pet, Matthews, Four Paws, Kaytee, Norcal, T.F.H., individually, each a “Borrower” and collectively, “Borrowers”).

W I T N E S S E T H :

WHEREAS, Lender and Borrowers have entered into financing arrangements pursuant to which Lender may make loans and advances and provide other financial accommodations to Borrowers as set forth in the Second Amended and Restated Loan and Security Agreement, dated as of December 12, 2000, by and among Lender and Borrowers (as amended hereby and as the same may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”, and together with all agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto, as from time to time amended, modified, supplemented, extended, renewed, restated, or replaced, collectively, the “Financing Agreements”);

WHEREAS, Ezell Nursery Supply, Inc., a California corporation (“Ezell”), formerly a wholly-owned subsidiary of CG&Pet, has merged with and into CG&Pet, with CG&Pet as the surviving corporation; and

WHEREAS, Borrowers have requested that Lender make certain amendments to the Loan Agreement; and

WHEREAS, Lender is willing to consent to such merger and make such amendments to the extent and upon the terms and conditions as set forth herein. By this Amendment, Lender and Borrowers desire and intend to evidence such consent and amendments;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrowers agree as follows:

1.  Definitions.

(a) Additional Definitions. As used herein, the following terms shall have the respective meanings given to them below and the Loan Agreement shall be deemed and is hereby amended to include, in addition and not in limitation, each of the following definitions:

(i) “Amendment No. 1” shall mean this Amendment No. 1 to the Second Amended and Restated Loan and Security Agreement by and among Lender and Borrowers, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(ii) “Applicable Margin” shall mean, at any time, as to the Interest Rate for Eurodollar Rate Loans, the applicable percentage (on a per annum basis) set forth below from the applicable date set forth below determined based on the EBITDA for the immediately preceding twelve (12) months prior to such date:

(A)  From September 30, 2002:

Tier	EBITDA	Eurodollar Rate Margin

1	INTENTIONALLY DELETED

2	INTENTIONALLY DELETED

3	Less than $14,000,000	2.50%

4	Greater than or equal to $14,000,000 and less than $16,000,000	2.25%

5	Greater than or equal to $16,000,000 and less than $20,000,000	2.00%

6	Greater than or equal to $20,000,000	1.75%

(B)  From December 31, 2002:

Tier	EBITDA	Eurodollar Rate Margin

1	INTENTIONALLY DELETED

2	INTENTIONALLY DELETED

3	Less than $18,000,000	2.50%

4	Greater than or equal to $18,000,000 and less than $20,000,000	2.25%

5	Greater than or equal to $20,000,000 and less than $24,000,000	2.00%

6	Greater than or equal to $24,000,000	1.75%

(C)  From March 31, 2003:

Tier	EBITDA	Eurodollar Rate Margin

1	INTENTIONALLY DELETED

2	INTENTIONALLY DELETED

3	Less than $24,000,000	2.50%

4	Greater than or equal to $24,000,000 and less than $26,000,000	2.25%

5	Greater than or equal to $26,000,000 and less than $30,000,000	2.00%

6	Greater than or equal to $30,000,000	1.75%

(D)  From the last day of each fiscal quarter thereafter:

Tier	EBITDA	Eurodollar Rate Margin

1	Less than $32,000,000	3.00%

2	Greater than or equal to $32,000,000 and less than $33,000,000	2.75%

3	Greater than or equal to $33,000,000 and less than $34,000,000	2.50%

4	Greater than or equal to $34,000,000 and less than $35,000,000	2.25%

5	Greater than or equal to $35,000,000 and less than $39,000,000	2.00%

6	Greater than or equal to $39,000,000	1.75%

The Applicable Margin shall be determined and established (in accordance with the above definition) on the first day of the calendar month following the delivery of the Compliance Certificate for each March, June, September and December of each fiscal year pursuant to Section 9.6(e) of the Loan Agreement, commencing with the Compliance Certificate for the month ending September 30, 2002 (without regard to any subsequent corrections to reflect year-end audit adjustments). The Applicable Margin so determined shall apply to all Eurodollar Rate Loans for the period from and including the date of determination to and excluding the first day of the calendar month following the delivery of the next Compliance Certificate and to all Eurodollar Rate Loans for any Interest Period commencing during the period from and including the date of determination to and excluding the first day of the calendar month following the delivery of the next Compliance Certificate; provided, that, if Borrowers fail to deliver any Compliance Certificate in a timely manner pursuant to Section 9.6(e) of the Loan Agreement, the greater of (i) the then existing Applicable Margin and (ii) 3.00% per annum in excess of the Adjusted Eurodollar Rate shall apply to all Eurodollar Rate Loans for the period from and including the first date on which such Compliance Certificate was required to be delivered, to and excluding the date on which the Lender receives such Compliance Certificate.

(iii) “Capital Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

(iv) “Consolidated Net Income” shall mean, with respect to Borrowers for any period, the aggregate of the net income (loss) of Borrowers, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary and/or one time or unusual and non-recurring gains) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and, without duplication, after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP. For the purposes of this definition, net income excludes any gain together with any related Provision for Taxes for such gain realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Capital Stock of Borrowers and any net income realized or loss incurred as a result of changes in accounting principles or the application thereof to any Borrower.

(v) “EBITDA” shall mean, as to Borrowers, with respect to any period, an amount equal to: (i) the Consolidated Net Income of Borrowers for such period determined in accordance with GAAP, plus (ii) depreciation, amortization and other non-cash charges (including, but not limited to, imputed interest and deferred compensation) for such period (to the extent deducted in the computation of Consolidated Net Income of such Borrower), all in accordance with GAAP, plus (iii) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of Borrowers), plus (iv) the Provision for Taxes (to the extent deducted in the computation of Consolidated Net Income of Borrowers).

(vi) “Ezell Merger” shall mean the merger of Ezell with and into CG&Pet, pursuant to the terms of the Ezell Merger Agreements (as in effect on July 26, 2001), with CG&Pet as the surviving corporation.

(vii) “Ezell Merger Agreements” shall mean, collectively, the following: (A) the Certificate of Ownership Merging Ezell Nursery Supply, Inc. Into Central Garden & Pet Company, dated July 15, 2001, by CG&Pet with respect to the Ezell Merger (the “Certificate of Merger”) and (B) all agreements, documents and instruments related to the foregoing.

(viii) “Interest Expense” shall mean, for any period as to Borrowers, as determined in accordance with GAAP, the total interest expense, whether paid or accrued during such period (including the interest component of Capital Leases for such period), including, without limitation, discounts in connection with the sale of any Accounts and bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments.

(ix) “Provision for Taxes” shall mean, with respect to Borrowers for any period, an amount equal to all taxes imposed on or measured by net income, whether Federal, State, county or local, and whether foreign or domestic, that are paid or payable by Borrowers in respect of such period in accordance with GAAP.

(x) “Tangible Net Worth” shall mean as to Borrowers, at any time, in accordance with GAAP (except as otherwise specifically set forth below), the amount equal to: stockholders’ equity less goodwill, capitalized financing costs, intercompany accounts (exclusive of amounts identified on Borrowers’ financial statements as “due from affiliates”) and other assets deemed intangible under GAAP, less amounts identified on Borrowers’ financial statements as “other assets” plus indebtedness of Borrowers which is subordinated in right of payment to the full and final payment and satisfaction of all Obligations, on terms and conditions acceptable to Lender.

(xi) All references to the term “Financing Agreements” in the Loan Agreement and in any of the other Financing Agreements shall be deemed to include, in addition and not in limitation, this Amendment No. 1.

(b)       Interpretation. For purposes of this Amendment No. 1, unless otherwise defined herein, all terms used herein, including, but not limited to, those terms used and/or defined in the recitals above, shall have the respective meanings assigned to such terms in the Loan Agreement.

2.  Consent. Subject to the terms and conditions contained herein, Lender hereby consents to the Ezell Merger.

3.  Acknowledgment.

(a) CG&Pet hereby acknowledges, confirms, and agrees that as of the date hereof (i) Lender has and shall continue to have a security interest in and lien upon the Collateral of Ezell heretofore granted to Lender pursuant to certain of the Financing Agreements to which Ezell is a party and (ii) the consent contained herein to the Ezell Merger shall not be deemed to release, terminate or waive such security interests and liens, or any rights or remedies of Lender pursuant thereto, all of which shall continue in all respects.

(b) Borrowers hereby acknowledge, confirm, and agree that as of and after the effectiveness of the Ezell Merger: (i) CG&Pet, as survivor pursuant to the Ezell Merger, is and shall continue to be liable in all respects for, and has assumed as of such date, all of the Obligations of Ezell pursuant to the Financing Agreements; (ii) the security interests in and liens upon the assets and properties of Ezell in favor of Lender continues upon all assets and properties of CG&Pet, including such assets and properties to which CG&Pet succeeded pursuant to the Ezell Merger, and such security interests and liens and their perfection and priority continues and shall continue in all respects in full force and effect; and (iii) without limiting the generality of the foregoing, the Ezell Merger shall in no way limit, impair or adversely affect the Obligations howsoever arising, or any security interests or liens securing the same.

4.  Adjusted Eurodollar Rate. Section 1.2 of the Loan Agreement is hereby amended by deleting the reference to “one-sixteenth (1/16)” therein and substituting “one-thirty secondth (1/32)” therefor.

5.  Eligible Accounts. Section 1.13(e) of the Loan Agreement is hereby amended by adding the following provision at the end thereof:

“The principal amount of Revolving Loans, if any, made by Lender, in Lender’s discretion, with respect to Accounts in which the chief executive office of the account debtor is located outside of the United States in accordance with Section 1.13(e) above shall not, in any event, exceed $5,000,000 at any time;”

6.  Eligible Inventory. Section 1.14 of the Loan Agreement is hereby deleted in its entirety and the following is substituted therefor:

“1.14 ‘Eligible Inventory’ shall mean, as to each Borrower, Inventory consisting of finished goods in the categories of lawn and garden and pet products purchased and held for resale in the ordinary course of the business of such Borrower and raw materials with respect to such finished goods, in each case which are acceptable to Lender based on the criteria set forth below. In general, Eligible Inventory shall not include (a) work-in-process or any goods (not consisting of finished goods in the categories of lawn and garden and pet products purchased and held for resale in the ordinary course of the business of any Borrower as described above) manufactured by or for Borrowers; (b) components which are not part of finished goods; (c) spare parts for equipment; (d) packaging and shipping materials; (e) supplies used or consumed in such Borrower’s business; (f) Inventory at premises other than those owned and controlled by such Borrower, except if Lender shall have received an agreement in writing from the person in possession of such Inventory and/or the owner or operator of such premises in form and substance satisfactory to Lender acknowledging Lender’s first priority security interest in the Inventory, waiving security interests and claims by such person against the Inventory and permitting Lender access to, and the right to remain on, the premises so as to exercise Lender’s rights and remedies and otherwise deal with the Collateral; (g) Inventory subject to a security interest or lien in favor of any person other than Lender except those permitted in this Agreement; (h) bill and hold goods; (i) unserviceable, obsolete or slow moving Inventory; (j) Inventory which is not subject to the first priority, valid and perfected security interest of Lender; (k) damaged, out of date and/or defective Inventory; and (l) Inventory purchased or sold on consignment, including, but not limited to, Inventory sold on consignment by Distributor/Agents. General criteria for Eligible Inventory may be established and revised from time to time by Lender in good faith. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.”

7.  Eurodollar Rate. Section 1.20 of the Loan Agreement is hereby amended by deleting the reference to “one-sixteenth (1/16)” therein and substituting “one-thirty secondth (1/32)” therefor.

8.  Interest Rate. Section 1.33 of the Loan Agreement is hereby deleted in its entirety and the following is substituted therefor:

“1.33 ‘Interest Rate’ shall mean,

(a) subject to clauses (b) and (c) below:

(i) as to Prime Rate Loans, the Prime Rate, and

(ii) as to Eurodollar Rate Loans, a rate equal to two (2%) percent per annum in excess of the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by Borrower as in effect three (3) Business Days after the date of receipt by Lender of the request of a Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to any Borrower);

(b) subject to clause (c) of this definition below, effective from the date that the Applicable Margin shall first become effective pursuant to the definition of the term Applicable Margin, the Interest Rate payable by Borrowers as to Eurodollar Rate Loans shall be increased or decreased, as the case may be, to the rate equal to the Applicable Margin on a per annum basis in excess of the Adjusted Eurodollar Rate; and

(c) notwithstanding anything to the contrary contained in clauses (a) and (b) of this definition, the Interest Rate shall mean (i) as to Prime Rate Loans, the rate of two (2%) percent per annum in excess of the Prime Rate and (ii) as to Eurodollar Rate Loans, (A) before the date the Applicable Margin is in effect, the rate of four (4%) percent per annum in excess of the Adjusted Eurodollar Rate and (B) on and after the date the Applicable Margin is in effect, the Applicable Margin otherwise used to calculate the Interest Rate for Eurodollar Rate Loans shall be two (2%) percent per annum in excess of the percentage then in effect as set forth in the definition of the term Applicable Margin, in each case, at Lender’s option, without notice, (a) for the period (i) from and after the date of termination or non-renewal hereof until Lender has received full and final payment of all obligations (notwithstanding entry of a judgment against any Borrower) and (ii) from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Lender, and (b) on the Revolving Loans at any time outstanding in excess of the amounts available to the applicable Borrowers under Section 2 (whether or not such excess(es), arise or are made with or without Lender’s knowledge or consent and whether made before or after an Event of Default). Lender shall provide Borrowers with prompt notice following the exercise by Lender of its right to increase the Interest Rate in accordance with this clause (c), provided, that, the date of the receipt by Borrowers of any such notice shall not affect the right of Lender to increase the Interest Rate effective from the earliest date provided for under this clause (c).

9.  Inventory Loan Limit. Section 1.35 of the Loan Agreement is hereby deleted in its entirety and the following is substituted therefor:

“1.35 ‘Inventory Loan Limit’ shall mean (a) as to CG&Pet, the amount of $85,000,000, less the amount of Obligations determined by Lender to be outstanding at such time in respect of inventory loans of the other Borrowers, (b) as to Matthews, the amount of $10,000,000, (c) as to Four Paws, the amount of $10,000,000, (d) as to Kaytee, the amount of $10,000,000, (e) as to T.F.H., the amount of $5,000,000, (f) as to Norcal, the amount of $7,500,000, and (g) as to Wellmark, the amount of $10,000,000.”

10.  Maximum Credit. Section 1.40 of the Loan Agreement is hereby deleted in its entirety and the following is substituted therefor:

“1.40 ‘Maximum Credit’ shall mean the amount of $125,000,000.”

11.  Raw Materials Loan Limit. Section 1.53 of the Loan Agreement is hereby deleted in its entirety and the following is substituted therefor:

“1.53 ‘Raw Materials Loan Limit’ shall mean the amount of $15,000,000.”

12.  Permitted Acquisition.

(a) Sections 1.49(a)(v) and 1.49(b)(vii) of the Loan Agreement are hereby amended by deleting the reference to “$20,000,000” therein and substituting “$10,000,000” therefor.

(b) Section 1.49(b)(iii) of the Loan Agreement is hereby deleted in its entirety and the following is substituted therefor:

“(iii) in no event shall the total amount of all payments by CG&Pet in connection with all such acquisitions pursuant to this Section 1.49(b) exceed $25,000,000 in the aggregate at any time from the date of this Agreement,”

13.  Revolving Loans. Section 2.1(a) of the Loan Agreement is hereby deleted in its entirety and the following is substituted therefor:

“(a) Subject to, and upon the terms and conditions contained herein, Lender agrees to make Revolving Loans to each Borrower from time to time in amounts requested by such Borrower (or by CG&Pet on behalf of such Borrower), up to the amount equal to the sum of:

(i) eighty-five (85%) percent of the Net Amount of Eligible Accounts of such Borrower, plus

(ii) the lesser of: (A) sixty-five (65%) percent of the Value of Eligible Inventory of such Borrower consisting of finished goods, (B) 85% of the net orderly liquidation Value of Eligible Inventory of such Borrower consisting of finished goods, as determined by Lender based on the results of written reports or appraisals as to the Inventory delivered or caused to be delivered by Borrowers to Lender at any time or times as Lender may request, at Borrowers’ expense, in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, or (C) the Inventory Loan Limit applicable to such Borrower, plus

(iii) the lesser of: (A) 65% of the Value of Eligible Inventory of such Borrower consisting of raw materials for finished goods which are part of Eligible Inventory, (B) 85% of the net orderly liquidation Value of Eligible Inventory of such Borrower consisting of raw materials for finished goods which are part of Eligible Inventory, as determined by Lender based on the results of written reports or appraisals as to the Inventory (including such raw materials) delivered or caused to be delivered by Borrowers to Lender at any time or times as Lender may request, at Borrowers’ expense, in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, or (C) the Raw Materials Loan Limit, less

(iv) any Availability Reserves.”

14.  Letter of Credit Accommodations.

(a) Letter of Credit Fees. Section 2.2(b) of the Loan Agreement is hereby amended by deleting the reference to “two and one-quarter (2.25%) percent per annum” therein and substituting “one and one-half (1.50%) percent per annum” therefor and by deleting the reference to “four and one-quarter (4.25%) percent per annum” therein and substituting “three and one-half (3.50%) percent per annum” therefor.

(b) Letter of Credit Sublimit. Section 2.2(d) of the Loan Agreement is hereby amended by deleting the reference to “$10,000,000” therein and substituting “$15,000,000” therefor.

15.  Interest.

(a) Section 3.1(b)(iv) of the Loan Agreement is hereby deleted in its entirety and the following is substituted therefor:

“(iv) no more than ten (10) Interest Periods may be in effect at any one time,”

(a) Section 3.1(b)(v) of the Loan Agreement is hereby deleted in its entirety and the following is substituted therefor:

“(v) the amount of each Eurodollar Rate Loan must be in an amount not less than $1,000,000 or an integral multiple of $500,000 in excess thereof,”

16.  Inventory Covenants. Section 7.3(d) of the Loan Agreement is hereby deleted in its entirety and the following is substituted therefor:

“(d) upon Lender’s request, Borrowers shall, at their expense, (i) no more than semi-annually, but at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Inventory in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender or upon which Lender is expressly permitted to rely and (ii) semi-annually (except for a fiscal quarter in which Lender has received an appraisal as described in and in accordance with Section 7.13(d)(i) above), but at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender desktop appraisals, in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender or upon which Lender is expressly permitted to rely;”

17.  Financial Statements and Other Information. Section 9.6 of the Loan Agreement is hereby amended by adding the following new subsection (e) thereto:

“(e) CG&Pet (on behalf of all Borrowers) shall deliver to Lender, simultaneously with the delivery by Borrowers to Lender of each of the annual audited financial statements required to be delivered pursuant to Section 9.6(a)(ii) of the Loan Agreement, and within forty-five (45) days after the end of each fiscal month, a certificate (“Compliance Certificate”) of the chief financial officer of CG&Pet (on behalf of all Borrowers) in a form satisfactory to Lender (i) setting forth in reasonable detail (as determined by Lender) the calculations required to establish that each Borrower was in compliance with the covenants set forth in Sections 9.18 and Section 9.19 of the Loan Agreement during the period covered in such financial statements and as of the end thereof, and (ii) stating that, except as explained in reasonable detail in such certificate, (A) all of the representations and warranties of the Borrowers contained in this Agreement and the other Financing Agreements are correct and complete in all material respects as of the date of such certificate as if made at such time, other than any such representation or warranty which relates to a specified prior date, (B) the Borrowers are, at the date of such certificate, in compliance in all material respects with all of its respective covenants and agreements in this Agreement and the other Financing Agreements, and (C) as of the date of such certificate, no Event of Default, and no condition or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, exists or has occurred and is continuing or existed during the period covered by such financial statements. If such certificate discloses that a representation or warranty is not correct or complete, or that a covenant has not been complied with, or that an Event of Default existed or exists, such certificate shall set forth what action the Borrowers have taken or propose to take with respect thereto.”

18.  Disposition of Obsolete Equipment. Section 9.7(b)(ii)(B) of the Loan Agreement is hereby amended by deleting the reference to “$1,000,000” therein and substituting “$2,000,000” therefor.

19.  Consolidated Net Worth. Section 9.15 of the Loan Agreement is hereby deleted in its entirety and the following is substituted therefor:

“9.15 Intentionally Deleted.”

20.  Tangible Net Worth. Section 9 of the Loan Agreement is hereby amended by adding the following new Section 9.18 at the end thereto:

“9.18 Tangible Net Worth. Borrowers shall as of the end of each month have Tangible Net Worth of not less than $32,000,000.”

21.  EBITDA. Section 9 of the Loan Agreement is hereby amended by adding the following new Section 9.19 at the end thereto:

“9.19 Minimum EBITDA. The EBITDA of Borrowers shall, as of the end of each fiscal quarter set forth below, be not less than the amount set forth below opposite each such fiscal quarter determined based on the EBITDA for the immediately preceding twelve (12) months:

Period	Minimum EBITDA

Fiscal Quarter ending September 30, 2002	$13,000,000
Fiscal Quarter ending December 31, 2002	$17,400,000
Fiscal Quarter ending March 31, 2003	$23,000,000
Fiscal Quarter ending June 30, 2003	$32,000,000
Each Fiscal Quarter thereafter	$36,000,000”

22.  Events of Default.

(a) Section 10.1(d) of the Loan Agreement is hereby deleted in its entirety and the following is substituted therefor:

“(d) (i) any judgment for the payment of money is rendered against any Borrower or Obligor in excess of $1,000,000 in any one case or i.n excess of $2,500,000 in the aggregate and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or (ii) any judgment other than for the payment of money or an order of injunction, attachment, garnishment or execution is rendered against any Borrower or any Obligor or any of their assets (including the Collateral) if such judgment or order may result in a loss to or a liability of any Borrower or any Obligor in excess of $1,000,000 in any one case or in excess of $2,500,000 in the aggregate or any attachment, garnishment or execution is rendered against any of their assets (including the Collateral) having a value in excess of $1,000,000 in any one case or in excess of $2,500,000 in the aggregate.”

(b) Section 10.1(i) of the Loan Agreement is hereby amended by deleting the reference to “$100,000” therein and substituting “$2,500,000” therefor.

23.  Term. Section 12.1(a) of the Loan Agreement is hereby deleted in its entirety and the following is substituted therefor:

“(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page thereof and shall continue in full force and effect for a term ending on July 12, 2004 (the “Renewal Date”), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof. Lender or Borrowers may terminate this Agreement and the other Financing Agreements effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to the other party at least sixty (60) days prior written notice; provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously. Upon the effective date of termination or non-renewal of the Financing Agreements, Borrowers shall pay to Lender, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Lender in such amounts as Lender determines are reasonably necessary to secure Lender from loss, cost, damage or expense, including reasonable attorneys’ fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Lender, as Lender may, in its discretion, designate in writing to Borrowers for such purpose. Interest shall be due until and including the next business day, if the amounts so paid by Borrowers to the bank account designated by Lender are received in such bank account later than 12:00 noon, Los Angeles, California time.

24.  Notices. Section 12.2(a) of the Loan Agreement is hereby deleted in its entirety and the following is substituted therefor:

“(a) made to Lender at its address set forth below and to any or all Borrowers c/o CG&Pet at its chief executive office set forth below to the attention of Chief Financial Officer, or to such other address as either party may designate by written notice to the other in accordance with this provision,

25.  Waiver of Event of Default.

(a) Subject to the terms and conditions set forth herein, Lender hereby waives the Event of Default arising under Section 10.1(d) of the Loan Agreement as a result of the judgment in favor of The Scotts Company against Borrowers in an amount up to $10,500,000 entered in case no. C2-00-755 with the United States District Court for the Southern District of Ohio on May 16, 2002.

(b) Lender has not waived, is not by this Amendment No. 1 waiving, and has no intention of waiving any Event of Default which is continuing on or which may occur after the date hereof (whether the same or similar to the Event of Default referred to above or otherwise), other than the Event of Default specifically referred to above. The foregoing waiver shall not be construed as a bar to or a waiver of any other or further Event of Default on any future occasion, whether similar in kind or otherwise and shall not constitute a waiver, express or implied, of any of the rights and remedies of Lender arising under the terms of the Loan Agreement or any other Financing Agreements on any future occasion or otherwise.

26.  Amendment Fee. In consideration of the amendments set forth herein, Borrowers shall on the date hereof, pay to Lender or Lender, at its option, may charge the account of Borrowers maintained by Lender, an amendment fee in the amount of $375,000 which fee is fully earned as of the date hereof and shall constitute part of the Obligations.

27.  Representations, Warranties and Covenants. Borrowers, jointly and severally, represent, warrant and covenant with and to Lender as follows, which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof, the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Financing Agreements, being a continuing condition of the making of any Revolving Loans by Lender to Borrowers:

(a) As of the date hereof, (i) the Ezell Merger is valid and effective in accordance with the Ezell Merger Agreements and the corporation statutes of the State of Delaware and the State of California and CG&Pet is the surviving corporation pursuant to the Ezell Merger, (ii) all actions and proceedings required by the Ezell Merger Agreements, applicable law and regulation have been taken and the transactions required thereunder have been duly and validly taken and consummated, and (iii) no court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits or has prohibited consummation of the transactions described in the Ezell Merger Agreements and no government action or proceeding has been threatened or commenced seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Ezell Merger Agreements.

(b) The Ezell Merger and the other arrangements contemplated herein do not violate any law or regulation or any order or decree of any court or governmental instrumentality in any respect and do not and will not conflict with or result in the breach of, or constitute a default in any respect under, any agreement, document or instrument to which any Borrower is a party or may be bound, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property of any Borrower or violate any provision of the Certificate of Incorporation or By-Laws of any Borrower.

(c) Borrowers have delivered, or caused to be delivered, to Lender, true, correct and complete copies of the Ezell Merger Agreements.

(d) This Amendment No. 1 and each other agreement or instrument to be executed and delivered by the Borrowers have been duly authorized, executed and delivered by all necessary action on the part of the Borrowers and, if necessary, their respective stockholders, and is in full force and effect as of the date hereof, as the case may be, and the agreements and obligations of the Borrowers contained herein and therein constitute legal, valid and binding obligations of the Borrowers, respectively, enforceable against them in accordance with their terms.

(e) All of the representations and warranties set forth in the Loan Agreement and the other Financing Agreements, each as amended hereby, are true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

(f) As of the date hereof, and after giving effect to the provisions of this Amendment No. 1, no Event of Default, and no condition or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, exists or has occurred and is continuing.

28.  Conditions Precedent. The consent and amendments contained herein shall only be effective upon the satisfaction of each of the following conditions precedent in a manner satisfactory to Lender:

(a) Lender shall have received, in form and substance satisfactory to Lender, an original of this Amendment No. 1, duly authorized, executed and delivered by Borrowers;

(b) Lender shall have received from Borrowers, Borrowers’ financial projections for fiscal year ending September 30, 2003, with sufficient time to review and analyze such projections, which projections shall be satisfactory to Lender; and

(c) Lender shall have received from Borrowers (or Borrowers have caused to be delivered to Lender), an updated appraisal of Borrowers’ Inventory in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, with sufficient time to review and analyze such appraisal, which results of the appraisal shall be satisfactory to Lender.

29.  Effect of this Amendment. Except for the specific amendments expressly set forth herein, no other waiver, changes or modifications to the Financing Agreements, and no waivers of any provisions thereof are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof. To the extent of conflict between the terms of this Amendment No. 1 and the other Financing Agreements, the terms of this Amendment No. 1 shall control. The Loan Agreement and this Amendment No. 1 shall be read and construed as one agreement.

30.  Further Assurances. Borrowers shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Lender to effectuate the provisions and purposes of this Amendment No. 1.

31.  Governing Law. The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the internal laws of the State of California (without giving effect to principles of conflicts of laws).

32.  Binding Effect. This Amendment No. 1 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

33.  Counterparts. This Amendment No. 1 may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment No. 1, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. Delivery of an executed counterpart of this Amendment No. 1 by telefacsimile shall have the same force and effect as delivery of an original executed counterpart of this Amendment No. 1. Any party delivering an executed counterpart of this Amendment No. 1 by telefacsimile also shall deliver an original executed counterpart of this Amendment No. 1, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment No. 1 as to such party or any other party.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered by their authorized officers as of the day and year first above written.

CENTRAL GARDEN & PET COMPANY

By:	/s/ STUART W. BOOTH
Title:	VP & CFO

MATTHEWS REDWOOD AND NURSERY SUPPLY, INC.

By:	/s/ STUART W. BOOTH
Title:	VP & CFO

FOUR PAWS PRODUCTS, LTD.

By:	/s/ STUART W. BOOTH
Title:	VP & CFO

KAYTEE PRODUCTS INCORPORATED

By:	/s/ STUART W. BOOTH
Title:	VP

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

T.F.H. PUBLICATIONS, INC.

By:	/s/ STUART W. BOOTH
Title:	VP & CFO

NORCAL POTTERY PRODUCTS, INC.

By:	/s/ STUART W. BOOTH
Title:	VP & CFO

WELLMARK INTERNATIONAL

By:	/s/ STUART W. BOOTH
Title:	VP - Finance

AGREED:

CONGRESS FINANCIAL CORPORATION (WESTERN)

By:	/s/ GARY WHITAKER
Title:	VP